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                                                                   EXHIBIT 10.75


                           [MEGO MORTGAGE LETTERHEAD]


                                February 9, 1998

Mr. Frederick H. Conte
Executive Vice President
Preferred Equities Corporation
4310 Paradise Road
Las Vegas, NV 89109

Re: Assignment by Mego Mortgage Corporation ("MMC") of its rights under the Loan Program Sub Servicing Agreement dated as of September 1, 1996 as amended between MMC and Preferred Equities Corporation ("PEC") (the "Agreement")

Dear Mr. Conte:

As of February 10, 1998, MMC has entered into an Amendment of the Excess Yield and Servicing Rights Purchase and Assumption Agreement dated January 22, 1998 (the "Amendment") (the "Purchase Agreement") with Greenwich Capital Markets, Inc. (the "Purchaser"). Pursuant to Section 2(f) of the Amendment, MMC has assigned, to the Purchaser, all of its rights and obligations under the Agreement arising from and after February 3, 1998 with respect to the Additional Conventional Loans, as defined in the Amendment: provided, however, each of MMC and PEC hereby expressly acknowledge and agree that any fees and expenses owed to PEC for services rendered (other than with respect to the Existing Conventional Loans) prior to February 3, 1998 shall remain the sole obligation of MMC.

As required by Section 2(h)(iv) of the Amendment, PEC hereby consents to such assignment by MMC of MMC's rights under the Agreement solely with respect to the Additional Conventional Loans, including without limitation terms and conditions relating to MMC's ability to terminate PEC as subservicer in the Agreement with respect to the Additional Conventional Loans. Each of the parties hereto agree that upon such assignment, PEC shall service the Additional Conventional Loans for the sole and exclusive benefit of the Purchaser.

Purchaser will have the option of removing any or all of the Additional Conventional Loans from the serviced portfolio with 48 hours prior written notice to PEC. The servicing fee for the deleted loans for any calendar month will be pro-rated in accordance with the actual number of days the deleted loans were serviced in a calendar month. For purposes of this computation, a calendar month will consist of 30 days. With 48 hours prior written notice, PEC also agrees to transfer to such entity designated by Purchaser any and all files, documents, instruments and information in its possession with respect to such Additional Conventional Loans upon Purchaser's removal of the relevant loans from the Agreement.


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Please execute the attached copy of this letter thereby acknowledging the consent by PEC to the assignment by MMC of MMC's rights under the Agreement with respect to the Additional Conventional Loans on the terms outlined above.

                                     Very truly yours,

                                     /s/ JAMES L. BELTER

                                     James L. Belter

Agreed and Accepted
Preferred Equities Corporation

By : /s/ Jerome J. Cohen
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Title: President
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Date:  2/10/98
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